SCHEDULE B
Categories A, AA, B, C

EXHIBIT 10.2
NATIONAL PENN BANCSHARES, INC.
EXECUTIVE INCENTIVE PLAN
2011 PERFORMANCE GOALS AND AWARD SCHEDULE
Approved 1-24-2011

Company Portion
Performance Criteria (Weight)	Threshold	Target	Maximum
1) Return on Average Assets Pre TARP (75%)	X	Y	Z
2) 2011 Business Objectives (25%)	Meets 3 of 5 objectives	Meets 4 of 5 objectives	Meets 5 of 5 objectives

Category	% of Base if Threshold is Achieved	Percent of Base if Target is Achieved	Max % of Base for Company Portion Only
A	15%	50%	75%
AA	12%	35%	55%
B	10%	25%	40%
C	5%	15%	25%

Individual Award - Based on Individual Performance – % of base pay in addition to % of base pay for Company Performance
A	Plus or Minus 10%
AA	Range 0% to 20% - Target 5%
B	Range 0% to 20% - Target 7%
C	Range 0% to 20% - Target 10%

Parameters:

❑	Company measures are independent. Each threshold is independent of the other.

❑	Business objectives will be the six objectives established by the Board at the end of 2010 and approved by the Board for the 2011 Strategic Plan:

o	Restore and grow core earnings

o	Resolve the MOU and repay TARP

o	Restore and maintain strong asset quality

o	Further develop a strong and balanced risk management program

o	Build the company brand

o	Pursue an accretive acquisition

❑
Individual portion pool will be budgeted and accrued at Target, company award accrued according to performance during the year.  Individual Performance award will be based on performance of specific objectives, established at the beginning of each year.  If there is no company award, individual awards may or may not be paid.

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SCHEDULE B
Categories A, AA, B, C

❑	Awards for performance between Threshold, Target and Maximum will be interpolated.

❑
An employee must be continuously employed through award payment date to receive an award, except for death, disability, involuntary termination (not for cause) and retirement, when awards will be prorated.

❑
In certain circumstances an individual participant’s performance may be determined to be inadequate and the participant would not receive any award under this plan, including the award calculated for company performance.

❑	All awards will comply with TARP provisions on executive compensation; therefore, certain participants may not receive awards, even though eligible via the above parameters.

Peer Performance Lever – The above awards are determined by internally established objectives which, at the beginning of the year, represent anticipated competitive performance relative to peers. During the year overall financial markets and the economy may change. With this change National Penn’s relative peer performance may be better or worse than anticipated. The Committee may increase or decrease the above awards based on that peer performance.  Following are possible guidelines:

•	Top Quartile – no less than target award level
•	Second Quartile – no less than 20% below target award
•	Third Quartile – no more than target award level
•	Fourth Quartile – no more than threshold award level

Enterprise Risk Management Lever – The Committee shall have the discretion to reduce the bonus payable to any or all participants if it determines that the Company did not achieve its goals with respect to Enterprise Risk Management.

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